Exhibit 99.2

KPMG LLP
1 East Pratt Street
Baltimore, MD 21202-1128

Report of Independent Registered Public Accounting Firm

The Board of Directors

OneMain Financial Holdings, Inc. and subsidiaries:

We have audited the accompanying consolidated and combined statements of financial position of OneMain Financial Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated and combined statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of OneMain Financial Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Baltimore, Maryland

March 23, 2015

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Income

Years ended December 31, 2014, 2013 and 2012

(In millions of dollars, except share data)

	2014	2013	2012
Revenue
Finance interest and other charges	$2,011	$1,953	$1,907
Investment revenue	62	66	75
Total interest revenue	2,073	2,019	1,982
Interest expense	217	228	264
Net interest revenue	1,856	1,791	1,718
Other non-interest revenue:
Insurance premiums	338	353	379
Realized gain on sales and impairments of investments, net	3	5	18
Other revenue	43	140	156
Total non-interest revenue	384	498	553
Total revenue, net of interest expense	2,240	2,289	2,271

Provisions for credit losses and for benefits and claims
Provision for credit losses	575	550	683
Policyholder benefits and claims	134	151	167
Total provisions for credit losses and for benefits and claims	709	701	850

Operating expenses
Compensation and benefits	288	294	264
Technology and communications	85	83	87
Occupancy	72	75	81
Advertising and marketing	74	66	67
Other operating	195	225	291
Total operating expenses	714	743	790
Income before income taxes	817	845	631
Provision for income taxes	304	309	224
Net income	$513	$536	$407

Share data:[1]
Weighted average shares outstanding	1,000	1,000	1,000
Earnings per share basic and diluted	$512,973	$535,885	$407,202

1 Share data for the years ended December 31, 2013 and 2012 has been retroactively determined based on the common stock outstanding on a legal basis at December 31, 2014 for presentation purposes.

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Comprehensive Income

Years ended December 31, 2014, 2013 and 2012

(In millions of dollars)

	2014	2013	2012
Net income	$513	$536	$407
Other comprehensive income (loss):
Net change in unrealized gains and losses on investment securities, net of taxes	4	(36)	9
Net change in foreign currency translation adjustment, net of taxes	(4)	(2)	(1)
Total other comprehensive income (loss)	—	(38)	8
Comprehensive income	$513	$498	$415

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Financial Position

(In millions of dollars, except share data)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents (including restricted cash of $147 and $188)	$319	$319
Investments (at fair value)	1,391	1,431
Consumer finance receivables:
Loans and accrued interest receivable	9,946	10,100
Unearned revenue and deferred costs	(1,510)	(1,433)
Unearned premium and claim reserves	(415)	(416)
Allowance for loan losses	(695)	(676)
Net consumer finance receivables	7,326	7,575
Deferred tax assets, net	313	256
Intangible assets	71	82
Premises and equipment, net	94	21
Other assets	180	152
Total assets	$9,694	$9,836

The following table summarizes the assets of the variable interest entities (“VIEs”) that are included in the Consolidated and Combined Statements of Financial Position above. The assets in the table below include those assets that can only be used to settle obligations of consolidated and combined VIEs on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated and combined VIEs only and exclude intercompany balances that eliminate in consolidation or combination.

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$147	$—
Net consumer finance receivables	2,179	—
Other assets	11	—
Total assets	$2,337	$—

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Financial Position (continued)

(In millions of dollars, except share data)

	December 31, 2014	December 31, 2013
Liabilities and equity
Related party debt	$3,249	$5,894
Long-term debt	3,444	—
Insurance policy and claim reserves	461	483
Income taxes payable	506	539
Accounts payable, accrued expenses and other liabilities	101	73
Total liabilities	7,761	6,989
Commitments and contingencies (Note 16)
Equity:
Common stock ($1.00 par value, 1,000 shares issued and authorized at December 31, 2014)	—	—
Additional paid-in capital	1,846	—
Retained earnings	43	—
Net Parent investment	—	2,803
Accumulated other comprehensive income	44	44
Total equity	1,933	2,847
Total liabilities and equity	$9,694	$9,836

The following table summarizes the liabilities of VIEs that are included in the Consolidated and Combined Statements of Financial Position above. The liabilities in the table below include third-party liabilities of consolidated and combined VIEs only, and exclude intercompany balances that eliminate in consolidation or combination. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of OneMain Financial Holdings, Inc.

	December 31, 2014	December 31, 2013
Liabilities
Long-term debt	$1,944	$—
Accounts payable, accrued expenses and other liabilities	24	—
Total liabilities	$1,968	$—

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Changes in Equity

(In millions of dollars, except share data)

	Common stock		Additional paid-in	Retained	Net Parent	Accumulated other comprehensive	Total
	Shares	Amount	capital	earnings	investment	income	equity
Balance, December 31, 2011	—	$—	$—	$—	$2,424	$74	$2,498
Net income	—	—	—	—	407	—	407
Transfers from Parent	—	—	—	—	7	—	7
Dividends	—	—	—	—	(394)	—	(394)
Other comprehensive income, net of taxes	—	—	—	—	—	8	8
Balance, December 31, 2012	—	$—	$—	$—	$2,444	$82	$2,526
Net income	—	—	—	—	536	—	536
Transfers from Parent	—	—	—	—	6	—	6
Dividends	—	—	—	—	(183)	—	(183)
Other comprehensive loss, net of taxes	—	—	—	—	—	(38)	(38)
Balance, December 31, 2013	—	$—	$—	$—	$2,803	$44	$2,847
Net income	—	—	—	226	287	—	513
Transfers from Parent, net[1]	—	—	6	—	67	—	73
Conversion of net Parent investment into common stock	1,000	—	3,157	—	(3,157)	—	—
Dividends	—	—	(1,317)	(183)	—	—	(1,500)
Other comprehensive income, net of taxes	—	—	—	—	—	—	—
Balance, December 31, 2014	1,000	$—	$1,846	$43	$—	$44	$1,933

1 Consists of transfers from Parent of $494 million partially offset by a transfer to Parent of real estate loans of $421 million.

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

Consolidated and Combined Statements of Cash Flows

Years ended December 31, 2014, 2013 and 2012

(In millions of dollars)

	2014	2013	2012
Cash flows from operating activities
Net income	$513	$536	$407
Adjustments to reconcile income to net cash from operating activities:
Net realized gain on sales of investments	(4)	(6)	(21)
Impairments of investments	1	1	3
Provision for credit losses	575	550	683
Depreciation and amortization	36	36	62
Deferred tax benefit	(44)	(18)	(96)
Net changes in other assets and liabilities	42	(104)	120
Net cash provided by operating activities	1,119	995	1,158
Cash flows from investing activities
Net (increase) decrease in short-term investments	(17)	41	17
Purchases of investments	(217)	(321)	(361)
Proceeds from sales of investments	86	72	363
Proceeds from maturities of investments	184	224	268
Originations of consumer finance receivables[1]	(3,285)	(3,175)	(2,692)
Repayments of consumer finance receivables	2,482	2,444	2,528
Purchase of consumer finance receivables	—	—	(87)
Purchase of premises and equipment	(85)	(4)	(29)
Decrease in restricted cash	41	18	76
Net cash (used in) provided by investing activities	(811)	(701)	83
Cash flows from financing activities
Repayments of short-term borrowings	—	—	(750)
Debt issuance costs	(41)	—	—
Issuance of long-term debt	3,444	—	—
Repayments of long-term debt	—	—	(2,500)
Net (decrease) increase in related party debt	(2,645)	(143)	2,399
Transfers from Parent	475	—	—
Dividends paid	(1,500)	(183)	(394)
Net cash used in financing activities	(267)	(326)	(1,245)
Increase (decrease) in cash and cash equivalents	41	(32)	(4)
Cash and cash equivalents, beginning of year (excluding restricted cash of $188, $206 and $282)	131	163	167
Cash and cash equivalents, end of year (excluding restricted cash of $147, $188 and $206)	$172	$131	$163
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$210	$228	$277
Income taxes	379	500	137
Supplemental schedule of non-cash investing and financing activities:
Transfers from Parent	19	6	7
Transfer to Parent of real estate loans	(421)	—	—

1 Originations of consumer finance receivables are presented net of payoffs on loans that were refinanced into a new loan.

Refer to the Notes to Consolidated and Combined Financial Statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(1) Organization and Business

The accompanying Consolidated and Combined Financial Statements primarily include OneMain Financial Holdings, Inc. (“OMFH”), a holding company, and its wholly owned subsidiaries OneMain Financial, Inc. (DE) (“OMFI”), American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”), (collectively “OneMain Financial Holdings, Inc. and subsidiaries” or “the Company”). The Company is a wholly owned subsidiary of CitiFinancial Credit Company (“CCC” or “Parent”), which is a wholly owned subsidiary of Associates First Capital Corporation, an indirect subsidiary of Citigroup, Inc. (“Citigroup”).

On July 1, 2014, CCC contributed all of the capital of OMFI, AHL and Triton to OMFH resulting in OMFH becoming the legal parent of the contributed entities. The contribution did not result in a change to the historical carrying value of the assets and liabilities of the Company.

The Company conducts its operations through two business segments - Lending and Insurance. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, operating segments represent components of an entity where discrete financial information is available and for which the operating results are regularly reviewed by the chief operating decision maker to determine resources to be allocated to a segment and to assess its performance.

The Company’s Lending segment originates and services personal loans to consumers through a community branch-based network throughout the United States. The Company ceased originating real estate loans as of June 1, 2012. Prior to January 6, 2014, the Company serviced a portfolio of owned real estate loans and a portfolio of real estate loans owned by an affiliate. Refer to Note 15 for further information on the transfer of real estate loans and related servicing in 2014.

The Company’s Insurance segment underwrites policies to its customers and underwrites and reinsures policies covering customers of Citigroup affiliates. In addition, the Company is a full service administrator of debt protection products for customers of Citigroup affiliates. Refer to Note 15 for further information on the services provided to Citigroup affiliates.

Refer to Note 3 for additional information regarding the Company’s business segments.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

Prior to the July 1, 2014 contribution of capital discussed in Note 1 above, there was not a legal parent-subsidiary relationship between OMFH, OMFI, AHL and Triton. Accordingly, for all periods prior to July 1, 2014, the Company’s financial statements were prepared on a combined basis and the Parent’s equity investment in the Company as of December 31, 2013 is presented as Net Parent investment in lieu of common stock, paid in capital and retained earnings. The combined financial statements combine all of the Company’s subsidiaries. Effective July 1, 2014, the Company’s financial statements have been prepared on a consolidated basis. Under this basis of presentation, the financial statements consolidate all of the Company’s subsidiaries and present the Parent’s legal equity investment as common stock, paid in capital and retained earnings. All subsequent periods will also be presented on a consolidated basis.

The Consolidated and Combined Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and present the Consolidated and Combined Statements of Financial Position of OMFH as of December 31, 2014 and 2013 and the related Consolidated and Combined Statements of Income, Comprehensive Income, Changes in Equity and Cash Flows of OMFH for each of the years in the three-year period ended December 31, 2014. All significant intercompany balances and transactions between the legal entities that comprise OMFH have been eliminated.

The Consolidated and Combined Financial Statements include expense allocations to and from affiliates for certain costs of support functions provided on a centralized basis within Citigroup. Such allocations primarily relate to employee benefits, technology, operations and global functions such as finance, human resources, legal and compliance. Certain of these expenses were incurred directly, rather than allocated, following a transfer of employees from CCC to the Company in 2013. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Company during the periods presented. The allocations may not, however, reflect the expenses the Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure, which functions were outsourced or performed by employees and strategic decisions in various areas such as information technology and infrastructure. Refer to Note 15 for further discussion of these expense allocations.

The Consolidated and Combined Financial Statements included herein may not be indicative of the Company’s financial position, results of operations, and cash flows in the future, and also may not be indicative of the financial position, results of operations and cash flows had the Company been a separate, stand-alone entity during the periods presented.

Earnings per share data for the years ended December 31, 2013 and 2012 has been retroactively determined based on the common stock outstanding on a legal basis at December 31, 2014. Earnings per share is calculated as net income divided by the weighted average shares outstanding during the period. No securities or instruments have been issued that could convert to common stock and have a dilutive effect on earnings per share.

While the Company is included in the consolidated U.S. federal and certain state income tax returns of Citigroup, the income tax provision in the Consolidated and Combined Statements of Income has been calculated as if the Company filed a separate tax return.

The Company consolidates entities deemed to be variable interest entities when the Company is determined to be the primary beneficiary.

(b) Use of Estimates

Management must make estimates and assumptions that affect the Consolidated and Combined Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. Refer to Note 14 for further discussions on estimates used in the determination of fair value. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments (“OTTI”), provisions for probable and estimable losses that may arise from credit-related exposures, probable and estimable losses related to litigation and regulatory proceedings, insurance policy and claims reserves and tax reserves. While management uses its best judgment in making estimates, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

(c) Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with banks and short-term, highly liquid investments with original maturities of three months or less. These short-term investments are carried at cost plus accrued interest, which approximates fair value. Restricted cash is restricted primarily for the use of the consolidated VIEs.

(d) Investments

Investments include fixed-income and equity securities. Fixed-income instruments primarily include mortgage-backed securities, corporate bonds, notes and redeemable preferred stocks. Equity securities include common and nonredeemable preferred stocks. All securities are classified as available-for-sale (“AFS”).

AFS securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a component of Accumulated other comprehensive income (“AOCI”) on the Consolidated and

Combined Statements of Financial Position until realized. Realized gains and losses from the sale of AFS securities are determined on a specific identification basis and are recorded in earnings.

Premiums and discounts on debt securities are amortized or accreted over the life of the related AFS security as an adjustment to yield using the effective interest method. Such amortization and accretion are classified in Investment revenue on the Consolidated and Combined Statements of Income. Dividend and interest income are recognized when earned and included in Investment revenue on the Consolidated and Combined Statements of Income. For investments in fixed-income securities, accrual of interest income is suspended for investments that are in default or when collection is doubtful.

The Consolidated and Combined Statements of Income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities in a loss position that management has no intent to sell and believes that it is not likely to be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is classified in Accumulated other comprehensive income on the Consolidated and Combined Statements of Financial Position. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using cash flow projections and base assumptions. For equity securities deemed to be impaired, the entire fair value loss is recognized in earnings.

A decline in the market value of any AFS security below cost, that is deemed to be other-than-temporary, is recorded in earnings immediately. To determine whether impairment is other-than-temporary, the Company assesses each security for indications of credit impairment. Refer to Note 5 for further discussion on investments and OTTI.

(e) Consumer Finance Receivables

Consumer finance receivables include loans which are reported at their outstanding unpaid principal balances, reduced by any charge-off, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. In calculating net consumer finance receivables, consumer finance receivables are reduced by unearned revenue and deferred costs, allowance for loan losses and unearned insurance premium and claim reserves on certain collateral protection, credit life, credit involuntary unemployment (“IUI”) and credit disability policies related to the loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. All loans are held for investment.

Interest income accrual ceases for personal loans when payments are 90 days contractually past due. If payments are made on a personal loan that reduces the loan’s contractual delinquency status to less than 90 days contractually past due, the accrual of income resumes. Cash receipts on non-accruing loans are recorded either on a cash basis to income or entirely to the outstanding principal balance depending on the terms of the loan. Loans that have been modified to include a concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. One or two payments under the new terms must be made to return the loan to accrual status, depending on the delinquency status. All borrowers are required to provide full income documentation and show ability to pay prior to a modification being granted.

Charge-off policies follow the general guidelines below:

•                  Personal loans are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due;

•                  Unsecured personal loans in bankruptcy are charged off in the month following 30 days contractual delinquency; and

•                  Personal loans secured by autos in bankruptcy are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due.

The policies below relate to real estate loans, which were transferred to affiliates on January 1, 2014. Refer to Note 15.

•                  Loans secured by real estate were written down to the estimated value of the property, less costs to sell, at the earlier of: (1) the receipt of title; (2) the initiation of foreclosure (a process that commenced when payments were 120 days contractually past due); (3) when the loan was 180 days contractually past due if there were no payments within the past six months; or (4) 360 days contractually past due;

•                  Loans secured by real estate, for which a decision was made not to foreclose on the loans, were charged off at the earlier of: (1) 180 days contractually past due if there were no payments within the last six months; or (2) 360 days contractually past due; and

•                  Loans secured by real estate in Chapter 7 bankruptcy were written down to the estimated value of the property, less costs to sell, in the month following 60 days contractually past due.

Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged-off amounts are credited to the allowance for loan losses.

Allowance for Loan Losses

An allowance for loan losses on consumer finance receivables is maintained at an amount that represents management’s best estimate of probable losses inherent in its existing receivables portfolios. Losses on consumer finance receivables are recognized when incurred. The Company evaluates the loan portfolios for impairment quarterly. The allowance for non-troubled debt restructured loans is determined in accordance with ASC 450-20, Loss Contingencies, and established via a process that estimates these probable losses based upon various analyses. This process includes migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, along with analyses that reflect current and anticipated economic conditions, including changes in housing prices and unemployment trends.

Provisions for loan losses are direct charges to income in amounts sufficient to maintain the allowance at a level management determines to be adequate to cover losses inherent in the portfolio. The allowance fluctuates based upon continual review of the loan portfolio and changes in economic conditions. Changes to the allowance for loan losses are classified in Provision for credit losses on the Consolidated and Combined Statements of Income.

Separate valuation allowances are determined for impaired loans whose terms have been modified in a troubled debt restructuring (“TDR”). Long-term modification programs, as well as short-term (less than 12 months) modifications from January 1, 2011 that provide concessions (such as interest rate reductions) to borrowers in financial difficulty, are reported as TDRs. Short-term concessions granted prior to January 1, 2011 are not reported as TDRs; however, the allowance for loan losses is consistent with the requirements of ASC 310-10-35, Receivables—Subsequent Measurement.

The allowance for loan losses for TDRs is determined in accordance with ASC 310-10-35 considering all available evidence, including, as appropriate, the present value of the expected future cash flows of the loans discounted at the loans’ original effective interest rates or the estimated fair value of the collateral less disposal costs. These expected cash flows incorporate modification program default rate assumptions.

Finance-Related Interest and Other Charges

Finance-related interest and other charges are recognized as income using the level-yield method. Fees received and direct costs incurred for the origination and renewal of loans are deferred and amortized over the contractual lives of the receivables as part of interest income. The remaining unamortized balances are reflected in interest income at the time that the receivables are paid in full or renewed, or reflected in credit losses when the receivables are partially or fully charged off. The Company considers all renewals that are not TDRs to be more than minor modifications. Therefore, the remaining unamortized balances relating to modifications that are not TDRs are reflected in interest income whenever a loan is renewed. Unamortized balances related to TDRs are included in the recorded investment of the TDR and no additional fees are assessed and no additional costs are deferred.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of three to 10 years for equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of five to 20 years or the term of the related lease.

Computer software and development costs incurred in connection with developing or obtaining computer software for internal use are capitalized and amortized over a useful life of two to 10 years.

Premises and equipment are tested for impairment annually and when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the asset.

(g) Intangible Assets

Intangible assets are comprised of the present value of future profits (“PVFP”) of purchased insurance contracts in the Insurance segment. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with ASC 944, Financial Services—Insurance.

(h) Insurance

Insurance Premiums

Premiums from short-duration insurance contracts are earned over the related contract period. Short-duration contracts primarily include collateral protection, credit life, credit disability, and credit IUI policies. Credit insurance premiums that are billed monthly are recognized as revenue when billed. The Company defers single premium credit insurance premiums in Unearned premium and claim reserves on the Consolidated and Combined Statements of Financial Position. Unearned premiums on U.S. credit insurance are recognized as revenue on credit life using the sum-of-digits or actuarial methods, on credit disability using one-third pro-rata plus two-thirds sum-of-digits, on credit IUI using the mean of pro-rata and sum-of-digits, and on other collateral protection using the pro-rata method. For Canadian credit insurance, credit life unearned premiums are recognized as revenue using the sum-of-digits method, for credit disability using the mean of pro-rata and sum-of-digits and for credit IUI using the pro-rata method.

Premiums from long-duration contracts are earned when due from policyholders. Long-duration contracts include term life, accidental death and hospital indemnity policies. Benefits and expenses are associated with premiums by means of the provision for future policy benefits, unearned premiums and the deferral and amortization of policy acquisition costs. Premiums from reinsurance assumed are earned over the related contract period.

Unearned premium, policy and claim reserves related to the Company’s borrowers are netted and classified as contra-assets in Consumer finance receivables on the Consolidated and Combined Statements of Financial Position. Unearned premium, policy and claim reserves related to non-Company customers are classified as liabilities in Insurance policy and claim reserves on the Consolidated and Combined Statements of Financial Position.

Commissions on ancillary insurance products are recorded net of estimated refunds based on historical cancellation rates. These commissions are classified in Other revenue on the Consolidated and Combined Statements of Income.

Insurance Policy and Claim Reserves

The liabilities for future policy benefits for long-duration policies are calculated in accordance with principles set forth in ASC 944. Mortality, morbidity, lapse and yield assumptions are set at the time of issue for each issue year of business and are not changed in future valuation periods.

Included in insurance policy and claim reserves are unearned premiums for credit life, credit disability, credit IUI, and collateral protection insurance.

Claim reserves for losses are based on claims experience, actual claims reported and estimates of claims incurred but not reported. Assumptions are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves.

The effects of changes in such estimated reserves are classified in Policyholder benefits and claims on the Consolidated and Combined Statements of Income in the period in which the estimates are changed.

Acquisition Costs

The Company defers insurance policy acquisition costs (primarily commissions on acquired blocks and premium taxes). The Company classifies deferred policy acquisition costs in Other assets on the Consolidated and Combined Statements of Financial Position and amortizes these costs at a policy level over the term of the related policies, whether directly written or reinsured. Deferred acquisition costs (“DAC”) are subject to premium deficiency testing in accordance with ASC 944.

(i) Advertising

Advertising costs are expensed as incurred except for certain insurance direct mail and related expenses attributed to successful written premiums. These costs are capitalized in DAC, classified in Other assets on the Consolidated and Combined Statements of Financial Position and subject to premium deficiency testing in accordance with ASC 944.

(j) Income Taxes

The Company is included in the consolidated U.S. federal and state income tax returns of Citigroup, where applicable, but also files certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if the Company were a separate filer. The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the Consolidated and Combined Financial Statements using the provisions of the enacted tax laws. Deferred taxes are recorded for the future consequences of events that have been recognized in the Consolidated and Combined Financial Statements or tax returns. The Company is subject to the income tax laws of the United States and Canada, and the state and local jurisdictions in which it operates. These tax laws are complex and are subject to differing interpretations by the taxpayer and the relevant governmental taxing authorities. Disputes over interpretations of the tax laws may be subject to review and adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon audit.

In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when, in the future, certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not.

ASC 740, Income Taxes, sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized. ASC 740 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves.

Refer to Note 11 to the Consolidated and Combined Financial Statements for a further discussion of the Company’s tax provision and related income tax assets and liabilities.

(k) Foreign Currency Translation

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income on the Consolidated and Combined Statements of Financial Position.

(l) Securitization

The Company securitizes personal loans from time to time. There are two key accounting determinations that must be made relating to securitizations; first, whether the securitization entity would be consolidated; and second, whether the transfer of financial assets to the entity is considered a sale under GAAP. If the securitization entity is a VIE, and the Company is determined to be the primary beneficiary, the VIE is consolidated. Refer to Note 13 for more information regarding VIEs.

Interests in the securitized and sold assets may be retained in the form of subordinated tranches, spread accounts and servicing rights. In the case of consolidated securitization entities, these retained interests are not reported on the Consolidated and Combined Statements of Financial Position. There were no such retained interests as of December 31, 2014 or 2013. The securitized loans remain on the Consolidated and Combined Statements of Financial Position and the Company consolidates its securitization entities.

(m) Incentive Compensation

The Company’s executives and employees participate in the Citigroup programs described below to the extent they meet the eligibility criteria established by Citigroup. The Company makes cash payments to reimburse Citigroup for the cost of the awards when shares are delivered to participants (the payments are based on market value of the vested stock awards at such time or the spread realized by the employee on an option exercise). The Company recognizes compensation expense for the awards as described below.

Discretionary Annual Incentive Awards

Citigroup grants immediate cash bonus payments, deferred cash awards, stock payments and restricted and deferred stock awards as part of its discretionary annual incentive award program involving a large segment of Citigroup employees worldwide, including employees of the Company. Most of the shares of common stock issued by Citigroup as part of its equity compensation programs are to settle the vesting of the stock components of these awards.

Discretionary annual incentives are generally awarded in the first quarter of the calendar year based on the previous year’s performance. Awards valued at less than U.S. $100,000 (or local currency equivalent) are generally paid in the form of an immediate cash bonus. Pursuant to Citigroup policy and/or regulatory requirements, certain employees and officers are subject to mandatory deferrals of incentive pay and generally receive 25%-60% of their awards in a combination of restricted or deferred stock and deferred cash awards.

Deferred annual incentive awards are generally delivered as two awards—a restricted or deferred stock award under Citigroup’s Capital Accumulation Program (“CAP”) and a deferred cash award. The applicable mix of CAP and deferred cash awards may vary based on the employee’s minimum deferral requirement and the country of employment. In some cases, the entire deferral will be in the form of either a CAP or deferred cash award.

Subject to certain exceptions (principally, for retirement-eligible employees), continuous employment within Citigroup is required to vest in CAP and deferred cash awards. Post-employment vesting by retirement-eligible employees and participants who meet other conditions is generally conditioned upon their refraining from competition with Citigroup during the remaining vesting period, unless the employment relationship has been terminated by Citigroup under certain conditions.

Generally, the CAP and deferred cash awards vest in equal annual installments over three- or four-year periods. Vested CAP awards are delivered in shares of Citigroup common stock. Deferred cash awards are payable in cash and earn a fixed notional rate of interest that is paid only if and when the underlying principal award amount vests.

Unvested CAP and deferred cash awards made in January 2011 or later are subject to one or more clawback provisions that apply in certain circumstances, including in the case of employee risk-limit violations or other misconduct, or where the awards were based on earnings that were misstated. CAP awards made to certain employees in February 2013 and later, and deferred cash awards made to certain employees in January 2012, are subject to a formulaic performance-based vesting condition pursuant to which amounts otherwise scheduled to vest will be reduced based on the amount of any pre-tax loss in the participant’s business in the calendar year preceding the scheduled vesting date. For CAP awards made in February 2013 and later, a minimum reduction of 20% applies for the first dollar of loss.

In addition, deferred cash awards made to certain employees in February 2013 and later are subject to a discretionary performance-based vesting condition under which an amount otherwise scheduled to vest may be reduced in the event of a “material adverse outcome” for which a participant has “significant responsibility.” Deferred cash awards made to these employees in February 2014 and later are subject to an additional clawback provision pursuant to which unvested awards may be canceled if the employee engaged in misconduct or exercised materially imprudent judgment, or failed to supervise or escalate the behavior of other employees who did.

The compensation expense related to the discretionary annual incentive cash awards, which are paid immediately, was $8 million, $9 million and $2 million for the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income. In January 2013, certain shared services employees were transferred to the Company. Prior to such transfer, annual incentive awards related to those employees were allocated to the Company and are classified in Other operating expense on the Consolidated and Combined Statements of Income.

Sign-on and Long-term Retention Awards

Stock awards, deferred cash awards and grants of stock options may be made at various times during the year as sign-on awards to induce new hires to join the Company or to high-potential employees as long-term retention awards.

Vesting periods and other terms and conditions pertaining to these awards tend to vary by grant. Generally, recipients must remain employed through the vesting dates to vest in the awards, except in cases of death, disability or involuntary termination other than for “gross misconduct.” These awards do not usually provide for post-employment vesting by retirement-eligible participants. Any stock option grants are for Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant.

Stock Option Programs

Stock options have not been granted to Citigroup’s employees as part of the annual incentive award programs since 2009.

Other Variable Incentive Compensation

Citigroup has various incentive programs globally that are used to motivate and reward performance primarily in the areas of sales, operational excellence and customer satisfaction. Participation in these plans is generally limited to employees who are not eligible for discretionary annual incentive awards. The compensation expense related to variable incentive compensation awards was $24 million, $25 million and $18 million for the years ended December 31, 2014, 2013 and 2012 and is classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income.

Summary

Recipients of Citigroup stock awards generally do not have any stockholder rights until shares are delivered upon vesting or exercise, or after the expiration of applicable required holding periods. Recipients of restricted or deferred stock awards and stock unit awards, however, may be entitled to receive dividends or dividend-equivalent payments during the vesting period. Recipients of restricted stock awards generally are entitled to vote the shares in their award during the vesting period. Once a stock award vests, the shares are freely transferable, unless they are subject to a restriction on sale or transfer for a specified period. Pursuant to a stock ownership commitment, certain executives have committed to holding most of their vested shares indefinitely.

The total expense recognized for stock awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period, other than for awards to retirement-eligible employees and immediately vested awards. Whenever awards are made or are expected to be made to retirement-eligible employees, the charge to income is accelerated based on when the applicable conditions to retirement eligibility were or will be met. If the employee is retirement eligible on the grant date, or the award is vested at grant date, the entire expense is estimated and recognized in the year prior to grant. The compensation expense related to deferred stock and deferred cash awards was not material for any of the periods presented.

(n) Retirement and Postemployment Benefits

The Company participates in several noncontributory defined benefit pension plans sponsored by Citigroup covering certain U.S. employees. Citigroup’s U.S. qualified defined benefit plan was frozen effective January 1, 2008 for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. The Company also participates in a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide supplemental defined pension benefits to certain U.S. employees. With the exception of a few employees covered under the prior final average pay formulas, the benefits under these plans were frozen in prior years. The allocated share of the related benefit for these pension plans was $9 million, $8 million and $6 million for the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income.

The Company also participates in postretirement health care and life insurance benefits offered by Citigroup to certain eligible U.S. retired employees. The allocated share of the related net expense is classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income and was not material to the results of operations for the years ended December 31, 2014, 2013 and 2012.

The Company also participates in postemployment plans sponsored by Citigroup that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long-term disability. The allocated share of the related net expense was $1 million, $3 million and $3 million for the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income.

Citigroup sponsors defined contribution plans in the United States and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant defined contribution plan is the Citigroup 401(k) Plan in the U.S. Under the Citigroup 401(k) plan, eligible U.S. employees received matching contributions of up to 6% of their eligible compensation for 2014, 2013 and 2012 subject to statutory limits. Additionally, for eligible employees whose eligible compensation is $100,000 or less, a fixed contribution of up to 2% of eligible compensation is provided. All Company contributions are invested according to participants’ individual elections. The expense allocated to the Company for the Citigroup 401(k) Plan amounted to approximately $16 million, $15 million, and $17 million for the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income and included in direct allocated costs. Refer to Note 15 for further discussion on direct allocated costs.

(o) Accounting Changes

There were no accounting changes affecting the Company during the periods presented.

(p) Future Application of Accounting Standards

Consolidation

In February 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will reduce the number of consolidation models. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the effect of ASU 2015-02 on its financial statements.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its financial statements.

Accounting for Financial Instruments—Credit Losses

In December 2012, the FASB issued a proposed ASU, Financial Instruments-Credit Losses. This proposed ASU, or exposure draft, was issued for public comment in order to allow stakeholders the opportunity to review the proposal and provide comments to the FASB and does not constitute accounting guidance until a final ASU is issued.

The exposure draft contains proposed guidance developed by the FASB with the goal of improving financial reporting about expected credit losses on loans, securities and other financial assets held by banks, financial institutions and other organizations. The exposure draft proposes a new accounting model intended to require earlier recognition of credit losses, while also providing additional transparency about credit risk.

The FASB’s proposed model would utilize an “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired and adjusted each period for changes in expected credit losses. For AFS securities where fair value is less than cost, impairment would be recognized in the allowance for credit losses and adjusted each period for changes in credit. This would replace the multiple existing impairment models in GAAP, which generally require that a loss be “incurred” before it is recognized.

The FASB’s proposed model represents a significant departure from existing GAAP, and may result in material changes to the Company’s accounting for financial instruments. The impact of the FASB’s final ASU on the Company’s financial statements will be assessed when it is issued. The exposure draft does not contain a proposed effective date; this would be included in the final ASU, when issued.

(3) Business Segments

The Company evaluates the results of its operations through two reportable segments: Lending and Insurance. The Lending segment primarily originates, services and, from time to time, securitizes unsecured personal loans and personal loans secured by autos. The Lending segment also includes real estate loans. Prior to January 6, 2014, the Company serviced real estate loans to nonprime consumers through the Company’s community-based branch network. The Company ceased originating real estate loans as of June 1, 2012 and transferred its remaining real estate loans to affiliates on January 1, 2014.

The Insurance segment writes and reinsures credit life, credit disability, credit IUI, collateral protection, term life, accidental death, and hospital indemnity policies.

The chief operating decision maker evaluates the operating results and performance of the Lending and Insurance segments through Income before income taxes on the Consolidated and Combined Statements of Income.

The following table summarizes certain information by segment for the three years ended December 31, 2014, 2013 and 2012:

	Net interest revenue			Operating expenses			Income before income taxes
(In millions of dollars)	2014	2013	2012	2014	2013	2012	2014	2013	2012

Lending	$1,794	$1,725	$1,643	$634	$663	$703	$658	$682	$443
Insurance	62	66	75	121	120	127	159	163	188
Intersegment eliminations and reclassifications	—	—	—	(41)[1]	(40)[1]	(40)[1]	—	—	—
Total	$1,856	$1,791	$1,718	$714	$743	$790	$817	$845	$631

1                   Represents commissions charged to the Insurance segment by the Lending segment for insurance products sold through the Lending branch network, which are eliminated in consolidation and combination.

The following table summarizes total assets by segment at December 31, 2014 and 2013:

	Total assets
(In millions of dollars)	2014	2013

Lending	$8,573	$8,676
Insurance	1,536	1,576
Intersegment eliminations and reclassifications[1]	(415)	(416)
Total	$9,694	$9,836

1                   Represents unearned premium and claim reserves related to the Company’s customers that is managed as a liability for segment reporting purposes.

Most of the revenue generated by the Company’s business segments is derived from U.S. clients. Neither business segment earned revenue from a single external customer that was 10% or more of total consolidated or combined revenue.

(4) Interest Revenue and Expense

The following table summarizes interest revenue, interest expense and provision for credit losses for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012

Interest revenue:
Finance interest and other charges	$2,011	$1,953	$1,907
Investment revenue	62	66	75
Total interest revenue	2,073	2,019	1,982
Interest expense:
Related party debt	178	228	173
Long-term debt	39	—	91
Total interest expense	217	228	264
Net interest revenue	1,856	1,791	1,718
Provision for credit losses	575	550	683
Net interest revenue after provision for credit losses	$1,281	$1,241	$1,035

(5) Investments

The following tables summarize amortized cost, gross unrealized gains and losses and estimated fair value of investments classified as AFS at December 31, 2014 and 2013:

	2014
	Amortized	Gross unrealized		Fair
(In millions of dollars)	cost	Gains	Losses	value

Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$63	$4	$—	$67
Prime	5	—	—	5
Commercial	53	2	—	55
Total mortgage-backed	121	6	—	127
U.S. Treasury and federal agency	27	—	—	27
State and municipal	47	1	—	48
Foreign government	140	8	—	148
Corporate	849	55	6	898
Other debt	63	—	—	63
Total fixed maturity securities	1,247	70	6	1,311
Equity securities	40	10	1	49
Short-term and other securities	31	—	—	31
Total investments	$1,318	$80	$7	$1,391

	2013
	Amortized	Gross unrealized		Fair
(In millions of dollars)	cost	Gains	Losses	value

Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$69	$5	$—	$74
Prime	7	—	—	7
Commercial	72	3	—	75
Total mortgage-backed	148	8	—	156
U.S. Treasury and federal agency	28	—	1	27
State and municipal	33	1	1	33
Foreign government	137	7	1	143
Corporate	914	59	13	960
Other debt	54	—	1	53
Total fixed maturity securities	1,314	75	17	1,372
Equity securities	36	9	—	45
Short-term and other securities	14	—	—	14
Total investments	$1,364	$84	$17	$1,431

Management reviews the investment portfolio on a periodic basis to determine the cause of declines in the fair value of each security in an unrealized loss position. Evaluations of the causes of the unrealized losses are performed to determine whether the impairment is temporary or other-than-temporary in nature. Each investment security has been assessed for indications of credit impairment. Considerations such as recoverability of invested amount over a reasonable period of time, along with the factors considered in evaluating whether a loss is temporary, include:

•                  The length of time and the extent to which fair value has been below cost;

•                  The severity of the impairment;

•                  The cause of the impairment and the financial condition and near-term prospects of the issuer, including credit ratings and support from subordination for asset-backed securities;

•                  Activity in the market of the issuer which may indicate adverse credit conditions; and

•                  The Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

For fixed-maturity securities, including investment-grade perpetual preferred stocks, these considerations include management’s estimate of the probability of collecting amounts sufficient to recover the amortized cost basis of the security. For equity securities, these considerations reflect management’s ability and intent to hold the investment for a period of time sufficient to recover the cost basis of the security or whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery of its cost basis.

Review for impairment generally includes:

•                  Identification and evaluation of investments that have indication of possible impairment;

•                  Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•                  Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having OTTI and those that would not support OTTI; and

•                  Documentation of the results of these analyses, as required under business policies.

Recognition and Measurement of OTTI

The following table summarizes the total OTTI recognized in earnings for the years ended December 31, 2014, 2013 and 2012:

	AFS[1]
(In millions of dollars)	2014	2013	2012

Impairment losses related to securities that the Company does not intend to sell nor will likely be required to sell:
Total OTTI losses recognized during the year	$1	$1	$4
Less: portion of impairment loss recognized in AOCI (before taxes)	—	—	1
Net impairment losses recognized in earnings for securities that the Company does not intend to sell nor will likely be required to sell	1	1	3
Impairment losses recognized in earnings for securities that the Company intends to sell or more-likely-than-not will be required to sell before recovery	—	—	—
Total impairment losses recognized in earnings	$1	$1	$3

Total impairment losses recognized in earnings by investment type:
Fixed maturity securities	$1	$—	$2
Equity securities	—	1	1
Total impairment losses recognized in earnings [2]	$1	$1	$3

1                   Includes OTTI on non-marketable equity securities.

2                   Classified in Realized gain on sales and impairments of investments, net on the Consolidated and Combined Statements of Income

The following tables summarize a 12-month roll-forward of the credit-related impairments recognized in earnings for AFS debt securities held at December 31, 2014 and 2013 that the Company does not intend to sell nor likely will be required to sell:

	Cumulative OTTI credit losses recognized in earnings
(In millions of dollars)	Balance, December 31, 2013	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities previously impaired	Reductions due to credit-impaired securities sold, transferred or matured	Balance, December 31, 2014
AFS debt securities:
Mortgage-backed	$1	$—	$—	$—	$1
Foreign government	—	—	—	—	—
Corporate	3	1	—	(1)	3
All other debt	1	—	—	—	1
Total OTTI credit losses recognized for AFS debt securities	$5	$1	$—	$(1)	$5

	Cumulative OTTI credit losses recognized in earnings
(In millions of dollars)	Balance, December 31, 2012	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities previously impaired	Reductions due to credit-impaired securities sold, transferred or matured	Balance, December 31, 2013
AFS debt securities:
Mortgage-backed	$1	$—	$—	$—	$1
Foreign government	—	—	—	—	—
Corporate	3	—	—	—	3
All other debt	1	—	—	—	1
Total OTTI credit losses recognized for AFS debt securities	$5	$—	$—	$—	$5

The following table summarizes amortized cost and fair value by contractual maturity at December 31, 2014 and 2013:

	2014		2013
(In millions of dollars)	Amortized cost	Fair value	Amortized cost	Fair value
Mortgage-backed:
Due within 1 year	$—	$—	$—	$—
After 1 but within 5 years	2	2	3	3
After 5 but within 10 years	6	6	3	3
After 10 years	113	119	142	150
Total	121	127	148	156
U.S. Treasury and federal agency:
Due within 1 year	1	1	6	6
After 1 but within 5 years	14	14	11	11
After 5 but within 10 years	12	12	11	10
After 10 years	—	—	—	—
Total	27	27	28	27
State and municipal:
Due within 1 year	—	—	1	1
After 1 but within 5 years	13	13	8	9
After 5 but within 10 years	29	30	18	18
After 10 years	5	5	6	5
Total	47	48	33	33
Foreign government:
Due within 1 year	15	15	10	10
After 1 but within 5 years	68	73	72	76
After 5 but within 10 years	57	60	55	57
After 10 years	—	—	—	—
Total	140	148	137	143
Corporate and other:
Due within 1 year	91	92	62	63
After 1 but within 5 years	404	437	399	426
After 5 but within 10 years	331	344	419	436
After 10 years	86	88	88	88
Total	912	961	968	1,013
Total fixed maturity securities	$1,247	$1,311	$1,314	$1,372

Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following tables summarize the fair value of investment securities for which an OTTI has not been recognized that have been in an unrealized loss position for less than 12 months or for 12 months or longer at December 31, 2014 and 2013:

	2014
	Less than twelve months		Twelve months or longer		Total
(In millions of dollars)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Mortgage-backed	$14	$—	$9	$—	$23	$—
U.S. Treasury and federal agency	5	—	9	—	14	—
State and municipal	5	—	5	—	10	—
Foreign government	2	—	2	—	4	—
Corporate	90	2	76	4	166	6
Other debt	26	—	10	—	36	—
Equity	5	1	—	—	5	1
Total	$147	$3	$111	$4	$258	$7

	2013
	Less than twelve months		Twelve months or longer		Total
(In millions of dollars)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Mortgage-backed	$28	$—	$3	$—	$31	$—
U.S. Treasury and federal agency	12	1	—	—	12	1
State and municipal	20	1	—	—	20	1
Foreign government	26	1	—	—	26	1
Corporate	262	11	16	2	278	13
Other debt	17	—	6	1	23	1
Total	$365	$14	$25	$3	$390	$17

At December 31, 2014, the Company had 524 investment securities in a gross unrealized loss position. The unrealized losses are due to increases in interest rates primarily as a result of widening of interest rate spreads reflecting an increase in risk premiums. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probable that the Company will collect all amounts due according to the contractual terms of the investment securities. The Company has no intent to sell the investment securities and believes it likely will not be required to sell the investment securities before recovery of the amortized cost basis. As of December 31, 2013, the fair value and unrealized losses on equity securities that were in an unrealized loss position were insignificant.

The following tables summarize sales proceeds and Realized gain on sales and impairments of investments, net on the Consolidated and Combined Statements of Income for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Sales proceeds:
Fixed income and equity investments	$86	$72	$363
Short-term investments	—	42	—
Total proceeds on sales of investments	$86	$114	$363

(In millions of dollars)	2014	2013	2012
Gross pre-tax gains (losses) on investment securities:
Gains	$8	$13	$28
Losses	(4)	(7)	(7)
Net pre-tax gains on investment securities	4	6	21
OTTI	(1)	(1)	(3)
Realized gain on sales and impairments of investments, net	$3	$5	$18

At December 31, 2014 and 2013, investment securities with an approximate carrying value of $167 million and $173 million were on deposit with regulatory authorities as required by insurance regulations.

(6) Consumer Finance Receivables

The following table summarizes net consumer finance receivables at December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Personal loans	$8,347	$8,112
Home equity loans	—	371
Residential first mortgages	—	92
Total loans	8,347	8,575
Unearned premium and claim reserves	(415)	(416)
Accrued interest receivable	89	92
Consumer finance receivables[1]	8,021	8,251
Allowance for loan losses	(695)	(676)
Net consumer finance receivables	$7,326	$7,575

1                   Presented net of unearned revenue and deferred costs of $1.5 billion and $1.4 billion at December 31, 2014 and 2013.

Geographic diversification of consumer finance receivables reduces the concentration of credit risk associated with economic stress in any one state. The Company’s entire personal loan portfolio is serviced within the United States. At December 31, 2014 and 2013, no state or customer comprised 10% or more of the Company’s total consumer finance receivables balance.

Refer to Note 14 for further discussion on the fair value of consumer finance receivables. Refer to Note 15 for discussion on the transfer of real estate loans.

Credit Quality Indicators

Credit quality indicators that are actively monitored include delinquency status, Fair Isaac Corporation (“FICO”) credit scores and loan to value (“LTV”) ratios.

Delinquency Status

Delinquency status is carefully monitored and considered a key indicator of credit quality. The Company considers a loan delinquent if a monthly payment has not been received by the close of business on the loan’s next due date. All loans are classified as non-accrual when loan payments are 90 days contractually past due.

The following tables summarize consumer finance receivables delinquencies and non-accrual loans as of December 31, 2014 and 2013:

	2014
(In millions of dollars)	Total current[1]	30 - 89 days past due	Greater than or equal to 90 days past due (Nonaccrual)	Total loans
Personal loans	$7,946	$160	$241	$8,347
Home equity loans	—	—	—	—
Residential first mortgages	—	—	—	—
Total loans	$7,946	$160	$241	$8,347

	2013
(In millions of dollars)	Total current[1]	30 - 89 days past due	Greater than or equal to 90 days past due (Nonaccrual)	Total loans
Personal loans	$7,780	$136	$196	$8,112
Home equity loans	354	8	9	371
Residential first mortgages	86	2	4	92
Total loans	$8,220	$146	$209	$8,575

1                   Loans less than 30 days past due are presented as current.

Credit Scores

Independent credit agencies rate an individual’s risk for assuming debt based on the individual’s credit history and assign every consumer a FICO credit score. These scores are continually updated by the agencies based upon an individual’s credit actions (e.g., taking out a loan, missed or late payments, etc.). FICO scores are updated monthly for substantially the entire portfolio or, otherwise, on a quarterly basis.

The following tables summarize details on FICO scores at December 31, 2014 and 2013:

	2014
(In millions of dollars)	Less than 620	Equal to or greater than 620 but less than 660	Equal to or greater than 660	Total loans
Personal loans	$3,653	$2,244	$2,450	$8,347
Home equity loans	—	—	—	—
Residential first mortgages	—	—	—	—
Total loans	$3,653	$2,244	$2,450	$8,347

	2013
(In millions of dollars)	Less than 620	Equal to or greater than 620 but less than 660	Equal to or greater than 660	Total loans
Personal loans	$3,533	$2,169	$2,410	$8,112
Home equity loans	173	91	107	371
Residential first mortgages	48	23	21	92
Total loans	$3,754	$2,283	$2,538	$8,575

Loan to Value Ratios

LTV ratios (loan balance divided by appraised or estimated value) are calculated on real estate loans at origination. LTV ratios for residential first mortgages are updated monthly by applying market pricing data using the most recent CoreLogic Home Pricing Index data available for substantially all of the residential first mortgages applied at the Metropolitan Statistical Area level, if available; otherwise at the state level. The remainder of the residential first mortgages is updated in a similar manner using the Federal Housing Finance Agency indices. The value of home equity loans is estimated at the time of origination and is not subsequently adjusted or updated.

The following table summarizes details on the LTV ratios at December 31, 2013. Due to the January 2014 transfer of real estate loans, this information is not applicable as of December 31, 2014.

	2013
(In millions of dollars)	Less than or equal to 80%	Greater than 80% but less than or equal to 100%	Greater than 100%	Total real estate loans
Home equity loans	$54	$312	$5	$371
Residential first mortgages	73	19	—	92
Total real estate loans	$127	$331	$5	$463

Allowance for Loan Losses

The following table summarizes the change in the allowance for loan losses on consumer finance receivables for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Balance, January 1	$676	$686	$545
Provision for credit losses	575	550	683
Amounts charged off	(569)	(577)	(561)
Recovery of amounts previously charged off	58	43	29
Other[1]	(45)	(26)	(10)
Balance, December 31	$695	$676	$686
Total loans	$8,347	$8,575	$8,447
Ratio of allowance for loan losses to total loans	8.33%	7.88%	8.12%

1                           Related to a non-provision transfer of reserves associated with loan sale transactions.

The following table summarizes the allowance for loan losses and investment in loans at December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Allowance for loan losses:
Determined in accordance with ASC 450-20	$482	$441
Determined in accordance with ASC 310-10-35	213	235
Total allowance for loan losses	$695	$676
Loans, net of unearned income:
Non-TDR loans evaluated for impairment in accordance with ASC 450-20	$7,851	$8,036
TDR loans evaluated for impairment in accordance with ASC 310-10-35	496	539
Total loans	$8,347	$8,575

Impaired Loans

Impaired loans are those for which the Company believes it is not probable that it will collect all amounts due according to the original contractual terms of the loan. Impaired loans include loans whose terms have been modified due to the borrower’s financial difficulties and for which the Company has granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired loans exclude loans that have not been modified and are carried on a non-accrual basis. In addition, impaired loans exclude substantially all loans modified pursuant to the Company’s short-term modification programs (i.e., for periods of 12 months or less) that were modified after December 31, 2008 and prior to January 1, 2011. Outstanding loans included in these short-term programs amounted to $14 million and $41 million at December 31, 2014 and 2013.

The following tables summarize impaired loans at and for the years ended December 31, 2014, 2013 and 2012:

	At and for the year ended December 31, 2014
(In millions of dollars)	Recorded investment[1]	Unpaid principal balance	Related specific allowance[2]	Average carrying value[3]	Interest income recognized
Personal loans[4]	$496	$495	$213	$489	$89
Home equity loans	—	—	—	—	—
Residential first mortgages	—	—	—	—	—
Total impaired consumer finance receivables[5]	$496	$495	$213	$489	$89

	At and for the year ended December 31, 2013
(In millions of dollars)	Recorded investment[1]	Unpaid principal balance	Related specific allowance[2]	Average carrying value[3]	Interest income recognized
Personal loans[4]	$476	$476	$212	$496	$91
Home equity loans	56	56	18	58	6
Residential first mortgages	7	7	5	5	—
Total impaired consumer finance receivables[5]	$539	$539	$235	$559	$97

	At and for the year ended December 31, 2012
(In millions of dollars)	Recorded investment[1]	Unpaid principal balance	Related specific allowance[2]	Average carrying value[3]	Interest income recognized
Personal loans	$488	$488	$213	$476	$91
Home equity loans	61	61	28	58	7
Residential first mortgages	3	3	—	1	—
Total impaired consumer finance receivables[5]	$552	$552	$241	$535	$98

1                           Recorded investment in consumer finance receivables includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs.

2                           Classified in Allowance for loan losses on the Consolidated and Combined Statements of Financial Position.

3                           Average carrying value represents the average recorded investment ending balance for the last four quarters and does not include related specific allowance.

4                           Beginning in October 2013, impaired personal loans, which are TDRs, that have subsequently renewed into a new loan at current market terms, and for which the borrower is no longer experiencing financial difficulty, are no longer considered an impaired loan or a TDR at time of renewal. Management determined that it is impracticable to determine the effect of applying this change retrospectively to impaired loans and the related allowance for loan losses presented prior to October 2013.

5                           Prior to 2008, the Company’s financial accounting systems did not separately track impaired loans whose terms were modified due to the borrowers’ financial difficulties, and for which it was determined that a concession was granted to the borrower.

Troubled Debt Restructuring

The Company may make modifications to its loans for various reasons. Such modifications may result in long-term or short-term rate reductions and payment deferrals. When a modification is made to a loan for a borrower experiencing financial difficulty and the terms are considered below market terms for that borrower, the Company reports such modified loans as TDRs.

The following tables summarize TDR activity and default information for the years ended December 31, 2014, 2013 and 2012:

	2014
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	41,234	$305	6.26%
Home equity loans	—	—	—%
Residential first mortgages	—	—	—%
Total	41,234	$305

	2013
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	40,980	$293	5.02%
Home equity loans	1,064	13	3.09%
Residential first mortgages	97	6	2.64%
Total	42,141	$312

	2012
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	37,233	$268	3.53%
Home equity loans	1,931	24	1.73%
Residential first mortgages	32	2	2.07%
Total	39,196	$294

The following table summarizes TDRs for which a payment default (defined as 60 days past due) occurred within one year of the modification for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Personal loans	$75	$61	$54
Home equity loans	—	6	7
Residential first mortgages	—	1	—
Total	$75	$68	$61

(7) Intangible Assets

Intangible assets are comprised of the PVFP of purchased insurance contracts. The following table summarizes intangible assets at December 31, 2014 and 2013:

	2014			2013
(In millions of dollars)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Total intangible assets	$226	$(155)	$71	$226	$(144)	$82

Amortization expense was $11 million, $13 million and $13 million for the years ended December 31, 2014, 2013 and 2012 and is classified in Other operating expense on the Consolidated and Combined Statements of Income. Included in these amounts is $3 million recognized in each of the years ended December 31, 2013 and 2012 related to a $91 million customer relationship asset that was fully amortized in 2013.

The following table summarizes future amortization expense related to intangible assets at December 31, 2014:

(In millions of dollars)
2015	$11
2016	11
2017	13
2018	13
2019	11
Thereafter	12
Total amortization expense	$71

(8) Premises and Equipment, net

The following table summarizes the cost of premises and equipment and related accumulated depreciation and amortization at December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Leasehold improvements	$83	$81
Equipment	31	30
Software	82	2
Premises and equipment	196	113
Less accumulated depreciation and amortization	(102)	(92)
Premises and equipment, net	$94	$21

On September 30, 2014, the Company purchased technology assets related to the “Symphony” system, an underwriting, originating, servicing and payment processing platform, from an affiliate for $80 million. The software assets were recorded by the Company at their historical carrying basis of $80 million as reported by the affiliate prior to the transfer. The assets will be amortized on a straight line basis over their estimated remaining useful life of approximately eight years.

Depreciation and amortization expense was $11 million, $10 million and $15 million for the years ended December 31, 2014, 2013 and 2012. Rental expense (principally for offices and computer equipment) was $45 million, $47 million and $54 million for the years ended December 31, 2014, 2013 and 2012. Non-base rent expenses, included in rental expense, (principally real estate taxes and utilities) were $3 million for each of the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Occupancy expense and Technology and communications expense on the Consolidated and Combined Statements of Income, based on the nature of the related asset.

Annual impairment tests were performed and no premises and equipment were impaired.

The following table summarizes future minimum annual rentals under noncancelable operating leases at December 31, 2014:

(In millions of dollars)
2015	$40
2016	33
2017	21
2018	13
2019	8
Thereafter	24
Total noncancelable operating leases	$139

On October 8, 2014, the Company entered into agreements to lease a new corporate headquarters in Baltimore, Maryland. The Company expects to incur an aggregate of $34 million of rental expense over 11 years commencing in March 2015, which is included in the above table.

Some of the Company’s branch leases contain a standard renewal option of up to five years, have rent escalations built into their respective leases, and contain various leasehold and tenant improvement incentives.

(9) Long-term Debt

Long-term debt is accounted for at cost. Debt issuance costs are capitalized and classified in Other assets on the Consolidated and Combined Statements of Financial Position. Amortization of debt issuance costs is classified in Interest expense on the Consolidated and Combined Statements of Income over the earlier of the contractual term of the debt or the earliest call date that management would consider exercising. The following table summarizes certain information relating to long-term debt:

	Weighted average interest rate	Maturity date	Balance, December 31, 2014 (In millions of dollars)
2019 Notes	6.75%	2019	$700
2021 Notes	7.25%	2021	800
Senior unsecured notes			1,500
OneMain Financial Issuance Trust 2014-1	2.54%	2024	760
OneMain Financial Issuance Trust 2014-2	2.93%	2024	1,184
Securitizations			1,944
Total long-term debt			$3,444

The Company had no third-party long-term debt at December 31, 2013.

Senior Unsecured Notes

On December 11, 2014, OMFH completed an issuance of $1.5 billion of unsecured debt, of which $700 million aggregate principal amount of 6.75% fixed-rate senior notes will mature in 2019 (the “2019 Notes”) and $800 million aggregate principal amount of 7.25% fixed-rate senior notes will mature in 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”).

Each series of Notes are:

•                  general unsecured senior obligations of the Company;

•                  equal in right of payment with any existing and future senior indebtedness of the Company;

•                  subordinated to any existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

•                  senior in right of payment to any future subordinated indebtedness of the Company;

•                  subordinated to any existing and future indebtedness and other liabilities, including preferred stock, of non-guarantors; and

•                  unconditionally guaranteed on a senior unsecured basis by each of the Company’s wholly owned domestic subsidiaries other than certain subsidiaries, including the Company’s insurance subsidiaries and securitization subsidiaries.

2019 Notes and 2021 Notes

The 2019 Notes mature on December 15, 2019 and the 2021 Notes mature on December 15, 2021. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. The Company may redeem the Notes, in whole or in part, at its option, at different prices throughout the term of the debt.

Certain Covenants

The indenture under which the Notes were issued does not contain financial covenants but does contain a number of restrictive non-financial covenants that impose significant operating and financial restrictions on the Company and may limit its ability to engage in acts that may be in the Company’s best interest, including, but not limited to:

•                  limitations on restricted payments;

•                  limitations on certain types of indebtedness subject to financial ratios;

•                  limitations on restrictions on distributions from certain subsidiaries;

•                  limitations on affiliate transactions;

•                  limitations on sales of assets and subsidiary stock;

•                  limitations on the type of business conducted;

•                  limitations on additional guarantees; and

•                  certain limitations on mergers and consolidations.

Suspension of Covenants on Achievement of Investment Grade Status

If and when the Notes achieve investment grade status and no default or event of default has occurred and is continuing under the indenture, the Company will not be subject to the provisions of the covenants referred to above. At December 31, 2014, the Notes had a non-investment grade rating and no default or event of default had occurred.

Guarantees

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries (Guarantors) except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies (Non-Guarantors). As of December 31, 2014, the Non-Guarantors accounted for approximately 30% of the Company’s total revenue, 36% of total assets and 31%, or $2.4 billion, of total liabilities including trade payables.

Securitizations

On July 30, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-2 (“OneMain Trust”) resulting in the issuance of $1.2 billion of 2.47% Class A, 3.02% Class B, 4.33% Class C and 5.31% Class D fixed rate notes collateralized by $1.3 billion of loans. The notes are due September 18, 2024 and may be called at the option of the OneMain Trust on or after July 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The OneMain Trust will make payments of interest on the notes during the revolving period, which ends June 30, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the OneMain Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the OneMain Trust while the notes are outstanding. The parent of the OneMain Trust is OneMain Financial Funding II, LLC, which is a subsidiary of OMFH.

On April 17, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-1 (the “Issuer” or the “Trust”) resulting in the issuance of $760 million of 2.43% Class A and 3.24% Class B fixed rate notes collateralized by $1.0 billion of loans. The notes are due June 18, 2024 and may be called at the option of the Issuer on or after April 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The Issuer will make payments of interest on the notes during the revolving period, which ends March 31, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the Trust while the notes are outstanding. The parent of the Trust is OneMain Financial Funding, LLC, which is a subsidiary of OMFH.

The securitization trusts described above are VIEs consolidated by the Company as their primary beneficiary. Refer to Note 13 for further discussion regarding VIEs.

Refer to Note 14 for information regarding the fair value of long-term debt.

Maturities of Long-term Debt

The following table summarizes future maturities of long-term debt (excluding securitizations) at December 31, 2014:

(In millions of dollars)	2015	2016	2017	2018	2019	Thereafter	Securitizations[1]	Total
2019 Notes	$—	$—	$—	$—	$700	$—	$—	$700
2021 Notes	—	—	—	—	—	800	—	800
Senior unsecured notes	—	—	—	—	700	800	—	1,500
OneMain Financial Issuance Trust 2014-1	—	—	—	—	—	—	760	760
OneMain Financial Issuance Trust 2014-2	—	—	—	—	—	—	1,184	1,184
Securitizations	—	—	—	—	—	—	1,944	1,944
Total maturities of long-term debt	$—	$—	$—	$—	$700	$800	$1,944	$3,444

1 On-balance sheet securitizations are not included in maturities by period due to their variable monthly payments.

(10) Insurance

Reinsurance

The Company’s use of ceded reinsurance arrangements is limited. The Company has generally used assumed reinsurance agreements to acquire blocks of business in force. Ceded reinsurance arrangements do not discharge the insurance entities or the Company as the primary insurer.

The following tables summarize reinsurance amounts included on the Consolidated and Combined Statements of Income for the years ended December 31, 2014, 2013 and 2012:

	2014
(In millions of dollars)	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
Premiums:
Accident and health insurance	$114	$29	$—	$143
Life insurance	88	48	(6)	130
Property and other	61	4	—	65
Total premiums	$263	$81	$(6)	$338
Policyholder benefits and claims	$112	$31	$(9)	$134
Insurance policy and claim reserves	$673	$291	$(88)	$876

	2013
(In millions of dollars)	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
Premiums:
Accident and health insurance	$118	$31	$—	$149
Life insurance	89	50	(5)	134
Property and other	65	5	—	70
Total premiums	$272	$86	$(5)	$353
Policyholder benefits and claims	$123	$34	$(6)	$151
Insurance policy and claim reserves	$694	$296	$(91)	$899

	2012
(In millions of dollars)	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
Premiums:
Accident and health insurance	$121	$34	$—	$155
Life insurance	94	60	(5)	149
Property and other	68	7	—	75
Total premiums	$283	$101	$(5)	$379
Policyholder benefits and claims	$137	$35	$(5)	$167

Life insurance policies in force were $11.4 billion and $12.0 billion at December 31, 2014 and 2013. Accident and health premiums in force were $281 million and $280 million at December 31, 2014 and 2013.

Deferred Policy Acquisition Costs

Unamortized deferred policy acquisition costs were $101 million and $109 million at December 31, 2014 and 2013, and are classified in Other assets on the Consolidated and Combined Statements of Financial Position. Amortization of deferred policy acquisition costs was $16 million, $15 million and $19 million for the years ended December 31, 2014, 2013 and 2012, and is classified in Other operating expense on the Consolidated and Combined Statements of Income.

Statutory Stockholder’s Equity

The insurance entities’ statutory stockholder’s equity was $379 million, $415 million and $454 million at December 31, 2014, 2013 and 2012. The life insurance entities’ statutory stockholder’s equity was $189 million, $209 million and $235 million at December 31, 2014, 2013 and 2012. The property and casualty insurance entity’s statutory stockholder’s equity was $190 million, $206 million and $219 million at December 31, 2014, 2013 and 2012. State law restricts the amounts the Company’s insurance entities may pay as dividends without prior notice to, or in some cases prior approval from, the Texas Department of Insurance. The Company’s insurance entities paid dividends of $148 million in 2014 that did not require prior approval, dividends of $183 million in 2013 that did not require prior approval and dividends of $394 million in 2012 upon receiving prior approval. In 2015, the insurance entities may pay dividends up to $125 million without prior regulatory approval. For all of the years presented, the Company met the regulatory capital requirements. The consolidated and combined insurance entities’ net income determined in accordance with GAAP was $122 million, $128 million, and $142 million for the years ended December 31, 2014, 2013 and 2012. The consolidated and combined insurance entities’ net income determined in accordance with statutory accounting practices was $129 million, $153 million and $189 million for the years ended December 31, 2014, 2013 and 2012. The life insurance entities’ net income determined in accordance with statutory accounting practices was $74 million, $89 million and $114 million for the years ended December 31, 2014, 2013 and 2012. The property and casualty insurance entity’s net income determined in accordance with statutory accounting practices was $55 million, $64 million and $75 million for the years ended December 31, 2014, 2013 and 2012.

The following table reconciles statutory income before income taxes to GAAP Insurance segment income before income taxes for the Company’s insurance entities for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Statutory income before income taxes	$189	$226	$265
Deferred policy acquisition costs	7	(9)	(15)
Amortization of present value of future profits	(11)	(11)	(9)
Reserve changes	2	(4)	(14)
Amortization of interest maintenance reserve	(7)	(9)	(10)
Other, net	(21)	(30)	(29)
GAAP Insurance segment income before income taxes	$159	$163	$188

The following table reconciles statutory equity to GAAP equity for the Company’s insurance entities for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Statutory equity	$379	$415	$454
Deferred policy acquisition costs [1]	143	129	138
Reserve changes	124	120	124
Present value of future profits	71	82	92
Income taxes expense	(100)	(101)	(116)
Interest maintenance and asset valuation reserves	28	35	43
Net unrealized gains	35	36	74
Other	(9)	(7)	(6)
GAAP equity	$671	$709	$803

1  The deferred policy acquisition costs reported in the table above include capitalized costs related to commissions that eliminate upon consolidation of the Company of $42 million, $20 million and $21 million at December 31, 2014, 2013 and 2012.

Liability for Accident and Health Unpaid Claims and Reserve for Losses and Loss Expenses

The following table summarizes activity in the accident and health policy and contract claims and certain accident and health aggregate reserves (present value of amounts not yet due on claims) and activity in the liability for credit IUI unpaid claims and claim adjustment expenses for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Balance, January 1	$109	$120	$132
Incurred related to:
Current year	83	90	98
Prior years	(14)	(5)	(4)
Total incurred	69	85	94
Paid related to:
Current year	(32)	(35)	(37)
Prior years	(50)	(60)	(69)
Total paid	(82)	(95)	(106)
Foreign currency translation adjustment	(1)	(1)	—
Balance, December 31	$95	$109	$120

The decrease in incurred claims in 2014 and 2013 resulted from subsequent revisions to estimated claim reserves based on actual experience.

(11) Income Taxes

The following table summarizes components of current and deferred provision (benefit) for income taxes for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Current tax provision:
U.S. Federal	$288	$294	$292
State & local	50	23	16
Non-U.S.	10	10	12
Total current tax provision	348	327	320
Deferred tax benefit:
U.S. Federal	(22)	(17)	(85)
State & local	(22)	(1)	(11)
Non-U.S.	—	—	—
Total deferred tax benefit	(44)	(18)	(96)
Provision for income taxes	$304	$309	$224

The following table reconciles the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Statutory U.S. Federal income tax rate for corporations	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	2.2	1.7	0.5
Tax advantaged income	(0.1)	(0.1)	—
Other	0.1	—	—
Effective income tax rate	37.2%	36.6%	35.5%

The following table summarizes deferred income taxes at December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Deferred tax assets:
Credit loss deduction	$269	$257
Fixed assets	58	43
Other deferred tax assets	54	45
Total deferred tax assets	381	345
Deferred tax liabilities:
Investments and loan basis differences	(13)	(30)
Deferred policy acquisition costs and value of insurance in force	(50)	(24)
Insurance reserves	(5)	(17)
Other deferred tax liabilities	—	(18)
Total deferred tax liabilities	(68)	(89)
Net deferred tax assets	$313	$256

The Company had no valuation allowance on deferred tax assets at December 31, 2014 and 2013. Although realization is not assured, the Company believes that the realization of the recognized deferred tax asset is more-likely-than-not based on expectations as to future taxable income in the jurisdictions in which it operates.

The Company recorded uncertain income tax positions relevant to the jurisdictions where it is required to file income tax returns.

Income taxes payable of $506 million at December 31, 2014 is comprised of income taxes payable to affiliates of $497 million and income taxes payable to taxing authorities of $9 million. Income taxes payable of $539 million at December 31, 2013 is comprised of income taxes payable to affiliates of $544 million and income taxes receivable from taxing authorities of $5 million.

The following table summarizes the activity of the Company’s unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Total unrecognized tax benefits at January 1	$2	$2	$2
Net amount of increases for current year’s tax positions	1	—	—
Gross amount of increases for prior year’s tax positions	2	—	—
Gross amount of decreases for prior year’s tax positions	—	—	—
Amounts of decreases related to settlements	—	—	—
Reductions due to lapse of statutes of limitations	—	—	—
Foreign exchange, acquisitions and dispositions	—	—	—
Distributions back to the Parent	—	—	—
Total unrecognized tax benefits at December 31	$5	$2	$2

Total unrecognized tax benefits that, if recognized, would affect the effective tax rate were $4 million, $2 million and $2 million at December 31, 2014, 2013 and 2012.

Interest and penalties (not included in “unrecognized tax benefits” above) are a component of the Provision for income taxes on the Consolidated and Combined Statements of Income and are immaterial for all periods presented.

The Company is currently under audit by the Internal Revenue Service and other major taxing jurisdictions, and it may conclude certain state and local tax audits within the next 12 months. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, although the Company does not expect such audits to result in amounts that would cause a significant change to the effective tax rate.

The following table summarizes the major tax jurisdictions in which the Company operates and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2012
Maryland	2011

(12) Changes in AOCI

The following table summarizes the components of AOCI:

(In millions of dollars)	Net unrealized gains (losses) on investment securities	Foreign currency translation adjustment[1]	Accumulated other comprehensive income
Balance, December 31, 2011	$70	$4	$74
Change, net of tax	9	(1)	8
Balance, December 31, 2012	$79	$3	$82
Other comprehensive loss before reclassifications	(33)	(2)	(35)
Decrease due to amounts reclassified from AOCI	(3)	—	(3)
Change, net of tax	(36)	(2)	(38)
Balance, December 31, 2013	$43	$1	$44
Other comprehensive income (loss) before reclassifications	6	(4)	2
Decrease due to amounts reclassified from AOCI	(2)	—	(2)
Change, net of tax	4	(4)	—
Balance, December 31, 2014	$47	$(3)	$44

1         Reflects the movements in the Canadian Dollar against the U.S. Dollar.

The following table summarizes the pre-tax and after-tax changes in each component of AOCI:

(In millions of dollars)	Pre-tax	Tax effect	After-tax
Balance, December 31, 2011	$114	$(40)	$74
Change in net unrealized gains (losses) on investment securities	13	(4)	9
Foreign currency translation adjustment	(1)	—	(1)
Change	12	(4)	8
Balance, December 31, 2012	$126	$(44)	$82
Change in net unrealized gains (losses) on investment securities	(54)	18	(36)
Foreign currency translation adjustment	(3)	1	(2)
Change	(57)	19	(38)
Balance, December 31, 2013	$69	$(25)	$44
Change in net unrealized gains (losses) on investment securities	6	(2)	4
Foreign currency translation adjustment	(7)	3	(4)
Change	(1)	1	—
Balance, December 31, 2014	$68	$(24)	$44

The following table summarizes the decrease in AOCI for amounts reclassified to the Consolidated and Combined Statements of Income for the year ended December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Net realized gains on sales of investments[1]	$(4)	$(6)
Gross OTTI impairment losses[1]	1	1
Net realized gains on investment securities reclassified out of AOCI—pretax	(3)	(5)
Tax expense	1	2
Net realized gains on investment securities reclassified out of AOCI—after-tax	$(2)	$(3)

1         Refer to Note 5 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

(13) Variable Interest Entities

An entity is referred to as a VIE if it meets the criteria outlined in ASC 810, Consolidation, which are: (1) the entity’s equity is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (2) the entity’s equity investors cannot make significant decisions about the entity’s operations or do not absorb their proportionate share of the expected losses or receive the expected returns of the entity. The Company is involved with VIEs through its loan securitization activities.

In accordance with ASC 810, the Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE’s economic performance and an obligation to absorb losses, or a right to receive benefits from the entity that could be potentially significant to the VIE (that is, the Company is the primary beneficiary).

VIEs are continually monitored to determine if any events have occurred that could cause the VIEs’ primary beneficiary status to change. These events include:

•                  Additional purchases or sales of variable interests by the Company or an unrelated third party, which cause the Company’s overall variable interest ownership to change;

•                  Changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders;

•                  Changes in the party with power to direct activities of a VIE that most significantly affect the entity’s economic performance; and

•                  Providing support to an entity that results in an implicit variable interest.

The two securitization trusts described in Note 9 are VIEs consolidated by the Company at December 31, 2014. The Company continued to combine a trust related to a previous securitization for which an optional early redemption was exercised in December 2012 until its dissolution in May 2014. Upon redemption, the assets were no longer considered restricted to only settle the obligations of the VIE and the creditors and beneficial interest holders were considered to have recourse to the general credit of the Parent as they are all related parties.

The following table summarizes the carrying amounts and classifications of the VIEs’ assets and liabilities in the Consolidated and Combined Statements of Financial Position that are consolidated in accordance with ASC 810 for the years ended December 31, 2014 and 2013:

(In millions of dollars)	2014	2013
Assets
Cash and cash equivalents	$162	$188
Net consumer finance receivables	2,179	4,139
Other assets	11	112
Total assets	$2,352	$4,439
Liabilities
Related party debt	$—	$403	[1]
Long-term debt	1,944	—
Accounts payable, accrued expenses and other liabilities	24	406
Total liabilities	$1,968	$809

1         Presented net of intercompany receivables of $442 million at December 31, 2013.

(14) Fair Value Measurements

ASC 820-10, Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

For assets and liabilities carried at fair value, the Company primarily utilizes third-party valuation service providers to derive fair values based on various methodologies, including market quotes where available, external non-binding broker quotes, and proprietary valuation models. The Company assesses the reasonableness of security values received from valuation service providers through various analytical techniques including comparing the information obtained from the valuation service providers to other third-party valuation sources for selected securities.

Fair Value of Financial Instruments

The following tables summarize the fair value and carrying amount of financial instruments at December 31, 2014 and 2013:

	2014
	Carrying		Estimated	Estimated fair value
(In millions of dollars)	value		fair value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$319		$319	$—	$319	$—
Investments (Note 5)	1,391		1,391	57	1,276	58
Consumer finance receivables (Note 6)	7,741	[1]	8,758	—	—	8,758
Liabilities
Related party debt (Note 15)	3,249		3,249	—	—	3,249
Long-term debt (Note 9)	3,444		3,480	—	—	3,480

1         The carrying value of consumer finance receivables is calculated as Net consumer finance receivables excluding unearned premium and claim reserves of $415 million.

	2013
	Carrying		Estimated	Estimated fair value
(In millions of dollars)	value		fair value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$319		$319	$—	$319	$—
Investments (Note 5)	1,431		1,431	49	1,324	58
Consumer finance receivables (Note 6)	7,991	[1]	8,651	—	—	8,651
Liabilities
Related party debt (Note 15)	5,894		5,894	—	—	5,894

1         The carrying value of consumer finance receivables is calculated as Net consumer finance receivables excluding unearned premium and claim reserves of $416 million.

Fair value assumptions, of the financial instruments listed below, are based upon subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time, as disclosed further in various notes to the Consolidated and Combined Financial Statements.

Fixed maturities and equity securities—fair value is based primarily on quoted market prices or if quoted market prices are not available, discounted expected cash flows using market rates for similar instruments which are commensurate with the credit quality and maturity of the investments. If market rates for similar instruments are not available, other valuation techniques would be used and the asset would be classified as Level 3.

Short-term and other investments—carrying value approximates fair value due to the relatively short period of time between the origination of the investment and its expected maturity or realization.

Consumer finance receivables—At December 31, 2014, fair value is estimated using a discounted cash flow methodology using assumptions management believes a market participant would make in valuing these assets. At December 31, 2013, fair value was estimated based primarily on an exit value return on asset methodology, using assumptions that management believes a market participant would use in valuing these assets. While both methods achieve a fair value estimate in accordance with GAAP, management adopted the discounted cash flow valuation technique as it is considered a more traditional and universally understood methodology.

Related party debt—carrying value approximates fair value due to the short-term nature of these instruments.

Long-term debt—fair value measurements of long-term debt are based upon input from market participants or indicative prices obtained from a third party.

The disclosed fair values for financial instruments do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holdings of a particular financial instrument. In addition, any potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

Items Measured at Fair Value on a Recurring Basis

The Company has certain financial assets that are required to be reported on the Consolidated and Combined Statements of Financial Position at fair value, on a recurring basis. The Company does not have any items that are required to be reported on the Consolidated and Combined Statements of Financial Position at fair value, on a nonrecurring basis.

The following tables summarize assets measured at fair value on a recurring basis:

	December 31, 2014
(In millions of dollars)	Level 1	Level 2	Level 3	Total
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$—	$66	$1	$67
Prime	—	5	—	5
Commercial	—	54	1	55
Total mortgage-backed	—	125	2	127
U.S. Treasury and federal agency	12	15	—	27
State and municipal	—	48	—	48
Foreign government	—	147	1	148
Corporate	1	857	40	898
Other debt	—	53	10	63
Total fixed maturity securities	13	1,245	53	1,311
Equity securities	44	—	5	49
Short-term and other securities	—	31	—	31
Total investments	$57	$1,276	$58	$1,391

	December 31, 2013
(In millions of dollars)	Level 1	Level 2	Level 3	Total
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$—	$69	$5	$74
Prime	—	7	—	7
Commercial	—	75	—	75
Total mortgage-backed	—	151	5	156
U.S. Treasury and federal agency	15	12	—	27
State and municipal	—	33	—	33
Foreign government	—	143	—	143
Corporate	—	923	37	960
Other debt	—	43	10	53
Total fixed maturity securities	15	1,305	52	1,372
Equity securities	34	5	6	45
Short-term and other securities	—	14	—	14
Total investments	$49	$1,324	$58	$1,431

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

For the year ended December 31, 2014, the Company transferred no investments from Level 1 to Level 2 and no investments from Level 2 to Level 1.

For the year ended December 31, 2013 the Company transferred $65 million of investments from Level 1 to Level 2, primarily related to equity and short-term and other securities which were not traded with sufficient frequency to constitute an active market. For the year ended December 31, 2013, the Company transferred $28 million of investments from Level 2 to

Level 1, primarily related to U.S. Treasury and federal agency securities which were traded with sufficient frequency to constitute an active market.

The following tables summarize the changes in the Level 3 fair value category:

(In millions of dollars)	Balance, December 31, 2013	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, December 31, 2014
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$5	$1	$(4)	$—	$(1)	$—	$—	$1
Prime	—	2	(2)	—	—	—	—	—
Commercial	—	2	(1)	—	—	—	—	1
Total mortgage-backed	5	5	(7)	—	(1)	—	—	2
State and municipal	—	—	—	—	—	—	—	—
Foreign Government	—	—	—	1				1
Corporate	37	2	—	4	(3)	—	—	40
Other debt	10	—	(1)	1	—	—	—	10
Total fixed maturity securities	52	7	(8)	6	(4)	—	—	53
Equity securities	6	12	(11)	2	(5)	2	(1)	5
Total fixed maturity and equity securities	$58	$19	$(19)	$8	$(9)	$2	$(1)	$58

(In millions of dollars)	Balance, December 31, 2012	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized gains in other comprehensive income on assets still held	Balance, December 31, 2013
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$—	$6	$(1)	$—	$—	$—	$—	$5
Alt- A	—	1	(1)	—	—	—	—	—
Commercial	—	2	(2)	—	—	—	—	—
Total mortgage-backed	—	9	(4)	—	—	—	—	5
State and municipal	—	1	(1)	—	—	—	—	—
Corporate	4	38	(5)	1	(2)	—	1	37
Other debt	10	—	(3)	3	—	—	—	10
Total fixed maturity securities	14	48	(13)	4	(2)	—	1	52
Equity securities	4	10	(1)	—	(7)	—	—	6
Total fixed maturity and equity securities	$18	$58	$(14)	$4	$(9)	$—	$1	$58

Transfers in and out of Level 3 of the Fair Value Hierarchy

For the year ended December 31, 2014, securities, primarily related to equity and mortgage-backed securities, were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $19 million of securities transferred into Level 3, $7 million was transferred from Level 1 and $12 million was transferred from Level 2. Of the $19 million of securities transferred out of Level 3, $10 million was transferred into Level 1 and $9 million was transferred into Level 2.

For the year ended December 31, 2013, securities, primarily related to corporate, equity and mortgage-backed securities were transferred into Level 3 due to changes in the level of price observability for the specific securities. Of the $58 million of securities transferred into Level 3, $3 million was transferred from Level 1 and $55 million was transferred from Level 2.

For the year ended December 31, 2013, securities, primarily related to corporate, mortgage-backed and other debt securities, were transferred out of Level 3 due to changes in the level of price observability for the specific securities. Of the $14 million of securities transferred out of Level 3, $1 million was transferred into Level 1 and $13 million was transferred into Level 2.

Valuation Techniques and Inputs for Level 2 Fair Value Measurements

At December 31, 2014 and 2013, the majority of the financial instruments in Level 2 consisted of cash and investments. Investments in Level 2 were composed of corporate securities, mortgage-backed securities and foreign government securities. The fair value for these investments is based upon: (1) quoted prices for similar assets in active markets; (2) quoted prices for identical or similar assets in inactive markets; or (3) valuations based on models where the significant inputs are observable; including, but not limited to, interest rates, yield curves, prepayment speeds, default rates and loss severities; or where the significant inputs can be corroborated by observable market data.

Valuation Techniques and Inputs for Level 3 Fair Value Measurements

At December 31, 2014, the majority of the investments in Level 3 were corporate securities for which the fair value is measured by the Company’s third-party valuation service provider using a price based methodology with the significant unobservable input as the price, which ranges from 3.27 to 116.38 of par.

At December 31, 2013, the majority of the investments in Level 3 were corporate securities for which the fair value is measured by the Company’s third-party valuation service provider using a price based methodology with the significant unobservable input as the price, which ranges from 1.25 to 121.28 of par.

The effect on the fair value measurement of a given security is wholly dependent on the amount and direction of any changes in the unobservable price input.

(15) Related Party Transactions

Expense Allocations

The Consolidated and Combined Financial Statements include direct and indirect expense allocations of certain costs for employee benefits and support functions provided on a centralized basis by various providers across Citigroup and CCC. These expenses are allocated to the Company based on various cost- and/or activity-related drivers.

The following table summarizes the Company’s allocated share of the related costs from Citigroup and CCC providers for the years ended December 31, 2014, 2013 and 2012:

(In millions of dollars)	2014	2013	2012
Direct costs	$209	$224	$254
Indirect costs	43	76	101
Total allocated expenses	$252	$300	$355

Direct Allocated Costs

Direct allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption.

Employee benefits

The Company reimburses Citigroup for payroll taxes and benefits provided to its employees under various U.S. Citigroup employee benefit plans, including costs associated with its participation in Citigroup’s retirement plans and active employee health and life insurance benefit plans. These costs are allocated by individual based on actual employee wages. The Company’s allocated share of the costs associated with these plans was $73 million, $80 million and $70 million for the years ended December 31, 2014, 2013 and 2012. These costs are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income.

Technology

Citigroup provides certain information technology infrastructure, applications and support services. These costs are allocated based on individual employee consumption or information technology infrastructure usage. The Company’s allocated share of costs associated with these services was $74 million, $75 million and $78 million for the years ended December 31, 2014, 2013 and 2012. These costs are classified in Technology and communications expense on the Consolidated and Combined Statements of Income.

Occupancy

Citigroup provides the Company certain shared premises and related services primarily located in Baltimore, Maryland. These costs are allocated based on the square footage occupied on the premises, including a share of costs related to unoccupied square footage and common areas. The Company’s allocated share of costs associated with these services was $6 million and $5 million for the years ended December 31, 2014 and 2013. These costs are classified in Occupancy expense on the Consolidated and Combined Statements of Income. For the year ended December 31, 2012, these costs were included in other shared support costs discussed in Other Direct Costs below.

Other Direct Costs

Centralized Citigroup locations provide various services including payment processing, preparation of customer statements and centralized default management services. Costs are allocated to the Company based on transactions, statements produced and number of accounts serviced. The Company’s allocated share of the costs for these services was $47 million, $53 million and $40 million for the years ending December 31, 2014, 2013 and 2012. These costs are classified in Other operating expense on the Consolidated and Combined Statements of Income.

Other shared support costs includes local executive and administrative support functions which were shared with an affiliate in 2012. These costs are allocated based on a variety of drivers, such as number of accounts, number of branches and headcount. The Company’s allocated share of costs associated with these services was $52 million for the year ended December 31, 2012. These costs are classified in Other operating expense on the Consolidated and Combined Statements of

Income. Following a transfer of employees from CCC to the Company in 2013, the Company was no longer allocated these expenses but rather incurred them directly.

The Company incurred expenses from certain affiliates for marketing and distributing its credit insurance products and billing and collecting periodic premiums on other products and programs. These expenses are based on a percentage of written insurance premiums. The Company’s share of costs associated with these services was $9 million, $11 million and $14 million for the years ended December 31, 2014, 2013 and 2012. These costs are classified in Other operating expense on the Consolidated and Combined Statements of Income.

Indirect Allocated Costs

Indirect allocated costs represent general corporate level services provided to the Company and other affiliates by Citigroup. Corporate level services include finance, human resources, compliance, risk, legal, communications, treasury, audit, administration and security. The costs are attributed to the Company in two steps; first, using a consumption based survey; and second, based on metrics that are reflective of service usage. Prior to 2014, operations and technology management were included in indirect costs. The Company’s allocated share of indirect costs was $43 million, $76 million and $101 million for the years ending December 31, 2014, 2013 and 2012. These costs are classified in Other operating expense on the Consolidated and Combined Statements of Income.

Revenue Allocations

The Insurance segment provides administrative support related to debt protection products on behalf of other Citigroup affiliates. The Company recorded income related to these services of $11 million, $11 million and $11 million for the years ended December 31, 2014, 2013 and 2012. These amounts are classified in Other revenue on the Consolidated and Combined Statements of Income.

The Company provides other shared support to an affiliate beginning in 2013 following a transfer of employees from CCC to the Company. The Company recorded income related to these services of $7 million and $5 million for the years ended December 31, 2014 and 2013. These amounts are classified in Other revenue on the Consolidated and Combined Statements of Income.

Related Party Debt

The Company’s related party debt was $3.2 billion and $5.9 billion, net of related party receivables of $1.7 billion and $854 million at December 31, 2014 and 2013. These unsecured balances are short-term in nature with no stated maturity and include charges for operational support and the borrowing and lending of funds. The Company is charged interest monthly based on CCC’s cost of funds.

The following table summarizes information with respect to related party debt for the years ended December 31, 2014 and 2013:

(In millions of dollars, except weighted average interest rate)	2014	2013
Weighted average interest rate	3.93%	3.69%
Maximum outstanding balance	$5,625	$6,000
Interest paid	$178	$228

Other Related Party Transactions

Cash on deposit with related parties was $32 million and $153 million as of December 31, 2014 and 2013. These balances are classified in Cash and cash equivalents on the Consolidated and Combined Statements of Financial Position.

Income taxes payable of $506 million at December 31, 2014 is comprised of income taxes payable to affiliates of $497 million and income taxes payable to taxing authorities of $9 million. Income taxes payable of $539 million at December 31, 2013 is comprised of income taxes payable to affiliates of $544 million and income taxes receivable from taxing authorities of $5 million.

On November 13, 2014, the Company declared a dividend of $1.5 billion which was paid to CCC on November 18, 2014. The dividend was funded with an increase in related party debt due to CCC, which was repaid in December 2014 using the proceeds from the Notes. Refer to Note 9 for discussion on the Notes.

On September 30, 2014, the Company purchased technology assets related to the “Symphony” system, an underwriting, originating, servicing and payment processing platform, from an affiliate for $80 million. The software assets were recorded by the Company at their historical carrying basis of $80 million as reported by the affiliate prior to the transfer. Refer to Note 8 for additional discussion.

On August 13, 2014, CCC entered into an agreement to obtain a new back-office account management system on behalf of the Company and other affiliates. The related expense allocated to the Company is not material for the year ended December 31, 2014. This contract can be terminated prior to completion in exchange for an early termination fee of approximately $9 million less any amounts already paid under the contract. If incurred, a significant portion of the termination fee would be allocated to the Company.

On July 1, 2014, CCC contributed all of the capital of OMFI, AHL and Triton to OMFH resulting in OMFH becoming the legal parent of the contributed entities. Refer to Note 1 and Note 2 for additional discussion related to this contribution.

On January 6, 2014, the Company transferred real estate loan servicing responsibilities to an affiliate. Due to a licensing restriction, the servicing relating to $57 million of loans could not be released until April 6, 2014. The Company received servicing fees of $2 million, $101 million and $127 million for the years ended December 31, 2014, 2013 and 2012. These servicing fees are classified in Other revenue on the Consolidated and Combined Statements of Income. The Company did not receive or pay any consideration relating to the servicing transfer.

On January 1, 2014, the Company transferred its residential first mortgage and home equity loans totaling approximately $463 million to affiliates in the form of a distribution. The distribution occurred at carrying value and accordingly, no gain or loss was recognized.

(16) Commitments and Contingencies

In the ordinary course of business, the Company including its affiliates and subsidiaries, as well as its respective current and former officers, directors and employees, routinely are named as defendants in, or as parties to, various actual or threatened legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of consumer protection, lending, insurance, anti-fraud, anti-money laundering, employment and other statutory and common laws. Certain of these legal actions and proceedings may include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief, and in some instances, seek recovery on a class-wide basis.

In the ordinary course of business, the Company is also subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, restitutions, disgorgements, injunctions or other relief. In addition, the Company and certain of its affiliates and subsidiaries are regulated entities and, in those capacities, subject to regulation by various U.S. and state regulators. In connection with formal and informal inquiries by these regulators, the Company receives requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of their regulated activities. The Company from time to time receives grand jury subpoenas and other requests for information or assistance, formal or informal, relating to the Company and its customers, from federal or state law enforcement agencies. The Company seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of the

Company and its shareholders, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.

In accordance with ASC 450, accruals are established for contingencies, including litigation and regulatory matters, when management believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. When the reasonable estimate of the loss is within a range of amounts, the minimum amount of the range is accrued, unless some higher amount within the range is a better estimate than any other amount within the range. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. In view of the inherent unpredictability of litigation and regulatory matters, particularly where the damages sought are substantial or indeterminate, the investigations or proceedings are in the early stages, or the matters involve novel legal theories or a large number of parties, the Company cannot predict the timing or ultimate resolution of litigation and regulatory matters, and the actual costs of resolving litigation and regulatory matters may be substantially higher or lower than the amounts accrued for those matters.

Subject to the foregoing, it is the opinion of the Company’s management, based on current knowledge and after taking into account its current legal accruals, that the eventual outcome of the matters described in this Note would not be likely to have a material adverse effect on the Company’s financial condition. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on its results of operations or cash flows in particular periods.

Litigation and Regulatory Contingencies

Securitizations

In December 2014, the Company received a subpoena from the Department of Justice requesting information related to the Company’s origination, servicing and securitization of personal loans secured by autos. The Company is fully cooperating with the inquiry.

West Virginia Consumer Finance Litigation

In 2006, Paul Lightner filed a counter-claim class action complaint seeking recovery under West Virginia’s Consumer Credit and Protection Act against CitiFinancial, Inc. (WV) for selling insurance with allegedly inflated premiums and for allegedly taking impermissible security interests in household goods. In 2008, the trial court certified a class under both claims and denied CitiFinancial, Inc.’s motion for summary judgment on both claims. CitiFinancial, Inc. appealed the denial of summary judgment on the insurance claim, and in 2009 the West Virginia Supreme Court reversed the trial court, and held that appropriateness of insurance rates was a matter to be decided by the West Virginia Insurance Commissioner. In 2010, the West Virginia Insurance Commissioner ruled in CitiFinancial, Inc. (WV)’s favor, and plaintiffs appealed this decision. In June 2014, the West Virginia Supreme Court ruled in CitiFinancial, Inc. (WV)’s favor, and affirmed the decision of the Insurance Commissioner. The matter has been remanded back to the trial court, where a new judge has been assigned to the matter. CitiFinancial, Inc. (WV) is subject to the prior judge’s 2008 certification order, and is seeking to have the remaining claim for taking impermissible security interests in household goods decertified. Additional information concerning this matter is publicly available in court filings under Lightner v. CitiFinancial, Inc., Case No. 02-C0723 (Cir. Ct. Marshall Co. WV).

Other Commitments and Contingencies

Business Developments

On July 25, 2014, CCC executed a Host Services Agreement on behalf of the Company and other affiliates. In conjunction with this agreement, the Company executed a work order directly with the third party for maintenance services, which is expected to commence once the new account management system is operational. The work order has an initial five-year term and provides for payments based on a fixed fee per loan processed. If, once effective, the work order is terminated by the Company without cause, the Company would be obligated to pay a termination fee of $26 million less any fees already paid under the agreement.

Back-office Account Management System

On August 13, 2014, CCC entered into an agreement to obtain a new back-office account management system on behalf of the Company and other affiliates. This contract can be terminated prior to completion in exchange for an early termination fee, which would be allocated to the Company. Refer to Note 15 for additional discussion related to this arrangement.

(17) Subsequent Events

Subsequent events have been evaluated through March 23, 2015.

On March 3, 2015, Citigroup announced that it reached a definitive agreement to sell the Company to Springleaf Holdings (NYSE: LEAF). The deal is expected to close in the third quarter of 2015, subject to regulatory approvals and other customary closing conditions.

On February 5, 2015, the Company completed the securitization of personal loans using the OneMain Financial Issuance Trust 2015-1 (“2015-1 Trust”) formed in October 2014, resulting in the issuance of $1.2 billion of 3.19% Class A, 3.85% Class B, 5.12% Class C and 6.63% Class D fixed rate notes collateralized by $1.4 billion of loans. The notes are due March 18, 2026 and may be called at the option of the 2015-1 Trust on or after the payment date occurring in January 2018 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The 2015-1 Trust will make payments of interest on the notes during the revolving period, which ends December 31, 2017, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2015-1 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2015-1 Trust while the notes are outstanding. The parent of the 2015-1 Trust is OneMain Financial Funding III LLC, which is a subsidiary of OMFH. The 2015-1 Trust is a VIE consolidated by the Company as its primary beneficiary.

On February 3, 2015, the Company entered into a $3.0 billion revolving warehouse facility. The facility has a securitization structure, whereby OneMain Financial Warehouse Trust, a wholly owned statutory trust (“Warehouse Trust”), has issued Series 2015-A Variable Funding Notes (the “notes”) that are backed by personal loans originated by the Company from time to time, to a number of financial institutions, which may from time to time include asset-backed commercial paper conduits administered by certain of these financial institutions. During the revolving period of the facility, we may sell personal loans into the Warehouse Trust and draw advances against the value of such personal loans, subject to meeting required overcollateralization levels. The lenders will make advances against the notes on a revolving basis through December 31, 2017. The initial maximum principal balance of $3.0 billion will be reduced by $500 million on January 30, 2016 and by an additional $1.0 billion on January 30, 2017. The notes mature on January 18, 2025. Advances funded by commercial paper conduits through the issuance of promissory notes issued in the commercial paper market will bear interest at a rate equivalent to the weighted average annual rate of all commercial paper notes issued by such conduit purchaser to fund its advances, plus 2.15%. Advances funded by lenders that are not commercial paper conduits, or by commercial paper conduits funded through means other than the commercial paper market, will bear interest at a rate based on a formula using LIBOR, plus 2.15%. The interest rate may be increased under certain circumstances. During the revolving period, the outstanding note balance may be redeemed, in whole or in part, at our option. The debt incurred under the warehouse facility is non-recourse to OMFH. The Warehouse Trust is a VIE consolidated by the Company as its primary beneficiary.